QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12.1

The La Quinta Companies Combined

		Years Ending December 31,
	Three Months Ending 31-Mar-02
		2001	2000	1999	1998	1997
Fixed Charges:
Interest Expense	18,934	102,116	186,951	244,973	178,458	87,412
Interest Capitalized	306	1,633	824	7,116	13,480	4,627
Amortization of discounts/Premiums
Amortization of Debt Issuance Costs
Interest Component of rent expense	519	2,361	2,554	2,424	1,236	55

Total Fixed Charges	19,759	106,110	190,329	254,513	193,174	92,094

Preferred Stock Dividends	4,500	18,000	18,000	16,283	8,444	—

Total Fixed Charges and Preferred Stock Dividends	24,259	124,110	208,329	270,796	201,618	92,094

Earnings:
Pretax Income(1)	(263,156)	(283,663)	(334,930)	59,412	136,280	161,962
Fixed Charges	24,259	124,110	208,329	270,796	201,618	92,094
Amortization of Capitalized Interest	69	276	263	539	1,740	—

Total	(238,828)	(159,277)	(126,338)	330,747	339,638	254,056

Less:
Interest Capitalized	306	1,633	824	7,116	13,480	4,627
Preferred Stock Dividend(1)	—	18,000	18,000	16,283	8,444	—

Total Earnings	(239,134)	(178,910)	(145,162)	307,348	317,714	249,429

Ratio of Earnings to Fixed Charges	—	—	—	1.21	1.64	2.71
Deficiency in the coverage of fixed charges by earnings before fixed charges	(258,893)	(285,020)	(335,491)	—	—	—
Ratio of Earnings to Fixed Charges and Dividends	—	—	—	1.13	1.58	2.71
Deficiency in the coverage of fixed charges by earnings before fixed charges and preferred dividends	(263,393)	(303,020)	(353,491)	—	—	—

(1)
On January 2, 2002, a restructuring among LQ Corporation and LQ Properties and a subsidiary of LQ Corporation was completed. As a result of the merger, LQ Properties became a subsidiary controlled by LQ Corporation. Subsequent to the merger, Series A and Series B preferred stock remain outstanding securities of LQ Properites and represent a minority interest in LQ Properties. Therefore, the redemption value of these preferred stock securities and their related preferred stock dividends have been presented as minority interest in the consolidated financial statements of LQ Corporation and therefore included as charge in the Pretax Income (Loss).

LQ Properties

		Years Ending December 31,
	Three Months Ending 31-Mar-02
		2001	2000	1999	1998	1997
Fixed Charges:
Interest Expense	18,765	101,940	186,457	246,413	178,374	87,412
Interest Capitalized	306	1,561	593	6,223	13,480	4,627
Amortization of discounts/Premiums
Amortization of Debt Issuance Costs
Interest Component of Rent	330	1,529	1,599	1,759	965	55

Total Fixed Charges	19,401	105,030	188,649	254,395	192,819	92,094

Preferred Stock Dividends	4,500	18,000	18,000	16,283	8,444	—

Total Fixed Charges and Preferred Stock Dividends	23,901	123,030	206,649	270,678	201,263	92,094

Earnings:
Pretax Income	(235,498)	(181,979)	(273,439)	89,914	160,931	162,324
Fixed Charges	23,901	123,030	206,649	270,678	201,263	92,094
Amortization of Capitalized Interest	36	143	136	537	1,741	—

Total	(211,561)	(58,806)	(66,654)	361,129	363,935	254,418

Less:
Interest Capitalized	306	1,561	593	6,223	13,480	4,627
Preferred Stock Dividend	4,500	18,000	18,000	16,283	8,444	—

Total Earnings	(216,367)	(78,367)	(85,247)	338,623	342,011	249,791

Ratio of Earnings to Fixed Charges		—	—	1.33	1.77	2.71
Deficiency in the coverage of fixed charges by earnings before fixed charges	(235,768)	(183,397)	(273,896)	—	—	—
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends		—	—	1.25	1.70	2.71
Deficiency in the coverage of fixed charges by earnings before fixed charges and preferred dividends	(240,268)	(201,397)	(291,896)	—	—	—
Preferred Dividend	4,500	18,000	18,000	16,283	8,444

LQ Corporation

		Years Ending December 31,
	Three Months Ending 31-Mar-02
		2001	2000	1999	1998	1997
Fixed Charges:	N/A
Interest Expense		611	494	273	84	129
Interest Capitalized		72	184	893	—	—
Amortization of discounts/Premiums
Amortization of Debt Issuancance Costs
Interest Component of rent expense (excluding interco leases)		831	955	665	271
Interest Component of rent expense for interco leases		91,786	92,793	91,339	41,902	—

Total Fixed Charges		93,300	94,426	93,170	42,257	129

Preferred Stock Dividends		—	—	—	—	—

Total Fixed Charges and Preferred Stock Dividends		93,300	94,426	93,170	42,257	129

Earnings:
Pretax Income		(101,684)	(61,491)	(30,502)	(24,651)	(362)
Fixed Charges		93,300	94,426	93,170	42,257	129
Amortization of Capitalized Interest		133	126	1	—	—

Total		(8,251)	33,061	62,669	17,606	(233)

Less:
Interest Capitalized		72	184	893	—	—
Preferred Stock Dividend		—	—	—	—	—

Total Earnings		(8,323)	32,877	61,776	17,606	(233)

Ratio of Earnings to Fixed Charges		—	—	—	—	—
Deficiency in the coverage of fixed charges by earnings before fixed charges		(101,623)	(61,549)	(31,394)	(24,651)	(362)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends		na	na	na	na	na
Deficiency		na	na	na	na	na
Interco lease expense		275,359	278,379	274,018	125,706	—

QuickLinks

  Exhibit 12.1